Exhibit 99.1

LIBERTY GLOBAL RESPONDS TO SUNRISE TERMINATION OF SHARE PURCHASE AGREEMENT
Denver, Colorado - November 12, 2019

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) responded to the notification of termination received today from Sunrise Communications regarding the amended Share Purchase Agreement concerning UPC Switzerland. The agreement provides for Sunrise to pay a CHF 50 million termination fee after providing the notice.

Mike Fries, CEO of Liberty Global, said:

“While we would have preferred to keep the current SPA in place, we understand this move by Sunrise. The Sunrise board has been navigating a difficult situation. We look forward to continuing our conversations with either the board or Freenet about a potential transaction that creates significant value for both sets of shareholders and Swiss consumers. There is no question that UPC remains the fulcrum player in Switzerland’s converging telecom market.”
ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in 6 European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution.

Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:                 Corporate Communications:
Matt Coates +44 20 8483 6333             Molly Bruce +1 303 220 4202
John Rea +1 303 220 4238             Matt Beake +44 20 8483 6428
Stefan Halters +44 20 8483 6211